Exhibit 99.1
[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Acton Place, Suite 202
Acton, MA 01720

Investor contact: Thomas M. O'Brien, 978-776-2000
Media contact: GreatPoint Communications, 978-392-6866

         Kadant to Acquire Chinese Producer of Stock-Preparation Systems

ACTON, Mass., January 26, 2006 - Kadant Inc. (NYSE:KAI) announced today that it has signed a definitive agreement to acquire substantially all the assets of the Jining Huayi Light Industry Machinery Co., Ltd. for approximately $20 million in cash, subject to adjustment. Huayi is a supplier of stock-preparation systems in China, with unaudited revenues of approximately $15 million in 2005.

         Kadant expects to finance the acquisition through a combination of cash and borrowings, in China or under its existing $25 million revolver. The completion of the acquisition is subject to customary closing conditions, including regulatory approvals, as well as the approval of Kadant's board of directors. The closing is expected to occur in the first quarter of 2006.

         "Huayi is a well-respected supplier in China's paper recycling industry, and would significantly enhance Kadant's presence in growing Asian markets," said William A. Rainville, chairman and chief executive officer of Kadant. "While our stock-preparation systems typically address the demands of China's major global producers, Huayi offers equipment that serves the large number of local independent mills, expanding our customer base. The acquisition of Huayi would give us a low-cost manufacturing base in Asia for our stock-preparation products, and could also support the production of our accessories and water-management products there in the future."

         Kadant Inc. is a leading supplier to the global pulp and paper industry, with a range of products and services for improving efficiency and quality in pulp and paper production, including paper machine accessories, and systems for stock preparation, fluid handling, and water management. Our fluid-handling products are also used to optimize production in the steel, rubber, plastics, food, and textile industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Acton, Massachusetts, and, with the addition of Kadant Johnson in May 2005, has annual revenues of approximately $270 million and approximately 1,500 employees worldwide. For more information, visit www.kadant.com.

         The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about the estimated purchase price for the acquisition, the potential financing to fund a portion of the purchase price, the anticipated timing for closing the transaction, the benefits and synergies of the transaction, and the expected future business of the combined company following the completion of the transaction. Important factors could cause actual results to differ materially from those indicated by such statements including the ability to complete the transaction, the ability of Kadant to successfully integrate the Chinese operation, the ability to realize anticipated synergies, the receipt of regulatory and board approval in connection with the transaction, and other factors set forth under the heading "Risk Factors" in Kadant's quarterly report on Form 10-Q for the period ended October 1, 2005. These include risks and uncertainties relating to our dependence on the pulp and paper industry; international sales and operations; competition; increases in our debt; restrictions in our credit agreement; our ability to successfully integrate Kadant Johnson; our acquisition strategy; our ability to complete the restructuring of our French subsidiary; retention of liabilities and warranty claims associated with composite building products manufactured prior to the sale of the business; availability of raw materials and exposure to commodity price fluctuations related to the manufacture of fiber-based products; protection of patents and proprietary rights; fluctuations in quarterly operating results; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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